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                   SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

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                             FORM 8-K/A
                           Amendment No. 1


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

                     DATE OF REPORT: SEPTEMBER 30, 1997
                      (Date of earliest event reported)

                        COMMISSION FILE NUMBER 0-14713


                                   Interleaf
                                Interleaf, Inc.
             (exact name of registrant as specified in its charter)




       Massachusetts                                  04-2729042
  (State or other jurisdiction         (I.R.S. employer identification number)
   of incorporation or organization)

    62 Fourth Avenue, Waltham, MA                       02154
 (Address of principal executive offices)             (Zip Code)


                             (617) 290-0710
         (Registrant's telephone number, including area code)

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                                   Interleaf, Inc.


                                   Explanatory Note

This Form 8-K/A is being filed to revise Item 5 "Other Events" and Exhibit No. 99, as previously provided on Interleaf, Inc.'s Form 8-K filed September 30, 1997.

Item 5. Other Events

1997 Private Placement

    On September 30, 1997, Interleaf, Inc. (the "Company") completed a private placement transaction pursuant to which it received aggregate net proceeds of approximately $6.8 million (after cash fees to the placement agent and estimated transaction expenses) from the issuance of shares of the Company's 6% Convertible Preferred Stock ("Convertible Preferred Stock") and related placement agent warrants. Such transaction is referred to in this Form 8-K/A as the "1997 Private Placement," and the related securities issuances (including shares of the Company's Common Stock ("Common Stock") issuable upon the conversion of shares of Convertible Preferred Stock, as dividends thereon and upon exercise of the placement agent warrants) are referred to as the "1997 Private Placement Issuances." All of the securities sold in the 1997 Private Placement were sold in a private placement solely to accredited investors. The offering is complete and all shares of Convertible Preferred Stock have been placed, subject to necessary shareholder approval as more fully described below.

    Certain provisions relating to the conversion of the Convertible Preferred Stock allow for their conversion at prices discounted to the trading price from time to time of the Common Stock on the Nasdaq Stock Market, Inc. ("Nasdaq") national market. Upon such conversion, these provisions will result in dilution to holders of outstanding shares of Common Stock. However, under the terms of the Convertible Preferred Stock, no conversion of the Convertible Preferred Stock into Common Stock is permitted for a period of 90 days from and after the closing of the 1997 Private Placement on September 30, 1997, so that no such dilution can take place for at least this period.

Subsequent Filings

    In accordance with Exchange Act Release No. 37801 (October 10, 1996), the Company will make the disclosures required under Item 701 of Regulation S-K in its quarterly report on Form 10-Q to be filed on or before November 14, 1997.

Communications With Nasdaq

    By letter dated July 29, 1997, the Company was notified by Nasdaq that it no longer met the requirement for continued listing on the Nasdaq National Market. In letters dated September 5, 1997 and September 25, 1997, and as previously disclosed, Nasdaq informed the Company that in order to prevent delisting the Company would need to complete the 1997 Private Placement and file this Form 8-K demonstrating compliance with Nasdaq Marketplace Rule 4450(a)(3)(C) using pro-forma balance sheet with June 30, 1997 as the base.

    As a result of the 1997 Private Placement, the Company is able to demonstrate such pro-forma compliance as shown in the pro-forma balance sheet included under Item 7 of this Form 8-K. Such pro-forma balance sheet has been prepared on the same basis of accounting as the Company's June 30, 1997 unaudited balance sheet and assumes that necessary shareholder approval has been received. As such, the Company complies with Nasdaq National Market listing requirements on October 1, 1997, subject to shareholder approval of the 1997 Private Placement issuance.



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    The Company has made the following commitments to Nasdaq in connection with such continued listing:

     - The Company will seek stockholder approval of the 1997 Private Placement in a special meeting to be held not more than 90 days after the closing of the transaction.

     - The Company will reserve $1 million dollars from the proceeds of the 1997 Private Placement for a period of 18 months after the closing to be used solely for purposes of funding the "Green Floor" which permits the Company to make cash payments in lieu of certain 1997 Private Placement Issuances. The Company will use the full $1 million to exercise the "Green Floor" in order to prevent to the extent possible dilution equaling or exceeding 20% of the total shares of Common Stock outstanding prior to completion of the 1997 Private Placement.

     - Common Stock issued upon the conversion of the Convertible Preferred Stock will not be allowed to vote in the shareholder vote on the 1997 Private Placement.

Stockholder Approval

    The Company intends to seek stockholder approval of the 1997 Private Placement at a special meeting called solely for this purpose to be held at the Company's principal executive offices at 62 Fourth Avenue, Waltham, Massachusetts on or about December 17, 1997. The record date for this special meeting has been set at November 17, 1997.

    If the transaction is not approved by the stockholders, the 1997 Private Placement will be unwound in part by redeeming, at a redemption price equal to 110% of the liquidation preference of the Convertible Preferred Stock, the smallest number of shares which is sufficient in the Company's reasonable judgement, such that following such redemption, conversion of the remaining shares of Convertible Preferred Stock will not constitute a breach of the Company's obligations under the applicable Nasdaq rules.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

    Exhibit No.              Exhibit
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          99       Pro Forma Balance Sheet of the Company, at June 30, 1997,
                   including the 1997 Private Placement.

                             SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

                                       INTERLEAF, INC.
October 23, 1997

                                       /s/ Jaime W. Ellertson
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                                       Jaime W. Ellertson
                                       President